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Exhibit 99.1

Superior TeleCom Inc. Files Plan of Reorganization
Proposed Plan Reduces Debt by $1 Billion

Disclosure Statement Hearing Set for September 2, 2003

East Rutherford, New Jersey; July 31, 2003—Superior TeleCom Inc. (OTC: SRTOQ.OB) announced today that it has filed its proposed Plan of Reorganization and related Disclosure Statement with the U.S. Bankruptcy Court for the District of Delaware, positioning the Company and its operating subsidiaries to emerge from Chapter 11 with a substantially improved balance sheet and a significantly deleveraged capital structure.

The proposed Plan of Reorganization, which is the product of extensive negotiations with the largest holders of the Company's $1.15 billion pre-petition senior secured credit facility, contemplates a reduction in debt of more than $1 billion. The Company's total debt at June 30, 2003 totaled approximately $1.3 billion. A hearing before the Bankruptcy Court is scheduled for September 2, 2003 to consider approval of the Disclosure Statement. Upon Court approval, the Company will begin a solicitation of votes for acceptance of the Plan of Reorganization from its senior secured creditors and certain other creditor constituents (including holders of its senior subordinated notes and its general unsecured creditors). If the requisite votes are received, a hearing will be held before the Bankruptcy Court to consider confirmation of the Plan.

David S. Aldridge, Chief Financial and Restructuring Officer of Superior TeleCom Inc. stated, "The filing of our Plan of Reorganization represents a major step towards a successful financial restructuring and emergence from Chapter 11. We are very pleased to have the support of the largest holders of our senior secured bank debt for the principal terms and provisions of the Plan which should help to facilitate final ratification of this Plan by our senior secured lenders. While there can be no certainty, we believe we can complete this restructuring, including final confirmation of our Plan and emergence from Chapter 11, in the fourth quarter of 2003. The substantial debt reduction contemplated by the Plan should leave Superior with a strong equity base and the ability to take advantage of strategic opportunities, and further strengthen our market leading positions in the Communications Cable and OEM (magnet wire) industries.

"We are extremely grateful for the loyalty and support of our customers, vendors and employees over the past four months which has allowed us to continue to operate our businesses normally through this transition period. We are hopeful and confident that this support will continue through the remainder of the Chapter 11 restructuring process and will lead to even more fruitful relationships in the future."

Under the Plan of Reorganization, holders of the Company's pre-petition senior secured debt will receive a pro rata distribution of: (i) 100% of the new Common Stock of the reorganized Company (subject to limited dilution from management options and stock purchase warrants); (ii) $145 million in new Senior Notes with a five-year term; and (iii) $5 million in new Preferred Stock with a mandatory redemption in 2013.

Other distributions contemplated under the Plan include a pro rata allocation of $2 million in cash to general unsecured creditors if the class votes in favor of the Plan and a pro rata distribution of stock purchase warrants to acquire up to 5% of the new Common Stock (at a premium to equity value) to holders of the Company's $220 million senior subordinated notes.

Certain other unsecured debt, including holders of the Company's $167 convertible debentures (formerly holders of the Company's Convertible Trust Preferred Securities) and existing common equity stockholders will receive no distribution under the Plan.

The reorganized Company also expects to obtain a $120 million secured revolving credit "exit" facility, which will be used to repay borrowings under the DIP credit facility and to fund future working capital and general corporate requirements. The Company currently estimates total funded debt upon consummation of the Plan and emergence (including the Senior Notes and initial draws under the revolving credit facility) will be approximately $210 million.

As announced on March 3, 2003, Superior TeleCom Inc.'s U.S. operations filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Superior TeleCom's United Kingdom and Mexican operations were not included in the filing.

About Superior TeleCom

Superior TeleCom Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior manufactures a broad portfolio of wire and cable products with primary applications in the communications and original equipment manufacturer (OEM) markets. The Company is a leading manufacturer and supplier of communications wire and cable products to telephone companies, distributors and system integrators and magnet wire for motors, transformers, generators and electrical controls. Additional information can be found on the Company's web site at www.superioressex.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be different from those contemplated. We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting such statements.

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Contacts:
Brunswick Group
Michael Buckley/Nina Pawlak	212-333-3810

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  Exhibit 99.1
Superior TeleCom Inc. Files Plan of Reorganization Proposed Plan Reduces Debt by $1 Billion
Disclosure Statement Hearing Set for September 2, 2003